Exhibit 99.1

January 21, 2005

Quarterly Report
Fourth Quarter 2004


Financial results for the fourth quarter continued on an upward path, leading to a substantial earnings improvement from 2003. You may recall that the company repurchased a large block of stock in August, so there was an even more significant boost to earnings per share.

Growth in our loan portfolio fueled much of this improvement. Loans on our books increased by over $38 million last year. This helped net interest income to grow by 16%. At the same time we implemented a number of measures to keep our costs low, which resulted in limiting the increase of our non-interest expense by only 4%. The combination of these two things led to the record earnings.

Two directors retired from our holding company board at year-end. William
R. Stamler has been farsighted and proactive during his tenure and will be missed. Dr. James L. Ferrell has been a very effective leader as our Chairman. We are fortunate that Dr. Ferrell will continue to serve as a director of our subsidiary, Kentucky Bank.

As previously announced, at year-end my own role changed. Louis Prichard has assumed the positions of President and CEO of both the bank and the holding company. He is a strong and experienced executive and has my complete support. I have stepped back and am now Chairman of both companies. For me, it is not retirement as I still have an office and continue to work, but on a reduced schedule. My plans are to continue working with Louis in building our franchise. We have an excellent management team and attractive markets to serve. I am optimistic that we can continue to be successful.




Buckner Woodford
President


                                         UNAUDITED
CONSOLIDATED BALANCE SHEET


CONSOLIDATED BALANCE SHEET
                                                                                            Percentage
                                                     12/31/2004          12/31/2003           Change
Assets
  Cash & Due From Banks                             $  12,248,975      $  15,224,513          -19.5%
  Securities                                          126,866,861        128,889,830           -1.6
  Loans Held For Sale                                     390,937          7,758,583          -95.0
  Loans                                               357,966,088        312,902,258           14.4
  Reserve for Loan Losses                               4,163,315          3,819,842            9.0
    Net Loans                                         353,802,773        309,082,416           14.5
  Federal Funds Sold                                    3,206,000          6,163,000          -48.0
  Other Assets                                         32,028,100         34,789,835           -7.9
     Total Assets                                   $ 528,543,646      $ 501,908,177            5.3%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  74,048,291      $  64,841,638           14.2%
    Savings & Interest Checking                       127,936,769        141,081,717           -9.3
    Certificates of Deposit                           185,969,762        178,675,241            4.1
      Total Deposits                                  387,954,822        384,598,596            0.9
  Repurchase Agreements                                18,314,138          1,791,478          922.3
  Other Borrowed Funds                                 74,245,372         65,726,076           13.0
  Other Liabilities                                     3,002,503          2,462,353           21.9
    Total Liabilities                                 483,516,835        454,578,503            6.4
  Stockholders' Equity                                 45,026,811         47,329,674           -4.9
    Total Liabilities & Stockholders' Equity        $ 528,543,646      $ 501,908,177            5.3%

CONSOLIDATED INCOME STATEMENT

                                               Twelve Months Ending                       Three Months Ending
                                                                   Percentage                              Percentage
                                        12/31/2004     12/31/2003    Change      12/31/2004     12/31/2003   Change


Interest Income                        $ 25,846,012    $ 22,329,117   15.8%      $ 6,610,540   $ 5,710,884    15.8%
Interest Expense                          9,067,132       7,875,548   15.1         2,421,634     2,067,005    17.2
  Net Interest Income                    16,778,880      14,453,569   16.1         4,188,906     3,643,879    15.0
Loan Loss Provision                         840,000       1,300,000  -35.4           220,000       625,000   -64.8
  Net Interest Income After Provision    15,938,880      13,153,569   21.2         3,968,906     3,018,879    31.5
Other Income                              6,796,182       6,707,613    1.3         1,675,671     1,546,406     8.4
Other Expenses                           14,755,170      14,171,265    4.1         3,467,503     3,823,226    -9.3
  Income Before Taxes                     7,979,892       5,689,917   40.2         2,177,074       742,059   193.4
Income Taxes                              2,217,783       1,456,540   52.3           583,176       125,185   365.9
  Net Income                              5,762,109       4,233,377   36.1         1,593,898       616,874   158.4
Net Change in Unrealized Gain (loss)
  on Securities                          (1,195,305)       (329,722)                (450,294)      (16,391)
  Comprehensive Income                 $  4,566,804    $  3,903,655              $ 1,143,604   $   600,483

Selected Ratios
  Return on Average Assets                     1.11%           1.00%                    1.18%         0.65%
  Return on Average Equity                     12.6             8.8                     14.2           5.2

  Earnings Per Share                        $  2.09         $  1.52                  $  0.59       $  0.22
  Earnings Per Share - assuming dilution       2.07            1.50                     0.58          0.21
  Cash Dividends Per Share                     0.84            0.76                     0.21          0.19
  Book Value Per Share                        16.77           16.90

  Market Price                                High       Low        Close
    Fourth Quarter '04                       $32.50     $30.50     $30.50
    Third Quarter '04                        $33.00     $31.00     $31.50


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